Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Option Plan for Employees, Directors and Officers — 2003 of Elron Electronic Industries Ltd. of our report dated March 6, 2006 relating to the consolidated financial statements of Oncura, Inc. of which our report (excluding the related financial statements) is included in the Elron Electronic Industries Ltd. Annual Report on Form 20-F for the year ended December 31, 2007.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 15, 2008